151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Kristine Grow 301-581-5729 kmgrow@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS FOURTH-QUARTER AND FULL-YEAR 2015 RESULTS

•	Operating earnings per share (1) were $1.37 for the fourth quarter of 2015 and $7.71 for the full year

•	Net income (2) per share was $0.91 for the fourth quarter of 2015 and $6.78 for the full year

•	Medical membership totaled approximately 23.5 million at December 31, 2015

•	Operating revenue (3) was $15.1 billion for the fourth quarter of 2015 and $60.3 billion for the full year

•	Aetna projects full-year 2016 operating earnings per share of at least $7.75 (4)

HARTFORD, Conn., February 1, 2016 - Aetna (NYSE: AET) announced fourth-quarter 2015 operating earnings (1) of $482.1 million, or $1.37 per share, a per-share increase of 12 percent over the fourth quarter of 2014. Full-year 2015 operating earnings were $2.7 billion, or $7.71 per share, a per-share increase of 15 percent over full-year 2014. Net income (2) for the fourth quarter of 2015 was $320.8 million, or $0.91 per share. Full-year 2015 net income was $2.4 billion, or $6.78 per share. Net income for the fourth quarter and full year of 2015 includes $0.46 per share and $0.93 per share of net charges, respectively, which are detailed in the Summary of Results table on page 9.

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Fourth-Quarter Financial Results at a Glance

(Millions, except per share results)	2015	2014	Change
Operating revenue (3)	$15,090.0	$14,771.4	2%
Total revenue	15,048.5	14,771.2	2%
Operating earnings (1)	482.1	434.0	11%
Net income (2)	320.8	232.0	38%

Per share results:
Operating earnings (1)	$1.37	$1.22	12%
Net income (2)	.91	.65	40%

Weighted average common shares - diluted	352.9	354.6

Full-Year Financial Results at a Glance

(Millions, except per share results)	2015	2014	Change
Operating revenue (3)	$60,291.4	$57,922.8	4%
Total revenue	60,336.5	58,003.2	4%
Operating earnings (1)	2,717.1	2,404.6	13%
Net income (2)	2,390.2	2,040.8	17%

Per share results:
Operating earnings (1)	$7.71	$6.70	15%
Net income (2)	6.78	5.68	19%

Weighted average common shares - diluted	352.6	359.1

“Aetna achieved record annual operating revenue and operating earnings in 2015, and delivered full-year operating EPS that was above our most recent projection,” said Mark T. Bertolini, Aetna chairman and CEO. “Aetna’s strong 2015 results speak to our continued focus on disciplined pricing and execution of our growth strategy. Based on this performance, we are projecting 2016 operating earnings per share of at least $7.75.

“We continue to work diligently with the Department of Justice and state regulators toward final approval of our proposed acquisition of Humana, and we continue to advance our integration readiness plans. We have obtained seven of the necessary state approvals, and we believe we remain on track to close the transaction in the second half of 2016,” said Bertolini.

“We are quite pleased with the strength of our fourth quarter and full year results,” said Shawn M. Guertin, Aetna executive vice president and CFO. “Aetna’s operating results continue to be supported by strong cash flow and operating margins.

“Our Government business saw strong growth in membership and premiums, as well as improved underwriting margins. These reflect our ongoing execution of strategies to improve our

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margin profile in Medicare, as well as strong performance in our Medicaid business,” said Guertin.

Total company results

•
Operating earnings (1) were $482.1 million for the fourth quarter of 2015 compared with $434.0 million for the fourth quarter of 2014. Full-year 2015 operating earnings were $2.7 billion compared with $2.4 billion for the full-year 2014. The increase in operating earnings during the fourth quarter and full-year 2015 is primarily due to higher underwriting margins and higher fees and other revenue in Aetna's Health Care segment, partially offset by an increase in general and administrative expenses.

•
Net income (2) was $320.8 million for the fourth quarter of 2015 compared with $232.0 million for the fourth quarter of 2014. Full-year 2015 net income was $2.4 billion compared with $2.0 billion for the full-year 2014. Net income in all periods reflects net charges, which are detailed in the Summary of Results table.

•
Operating revenues (3) were $15.1 billion for the fourth quarter of 2015 compared with $14.8 billion for the fourth quarter of 2014. Full-year 2015 operating revenues were $60.3 billion compared with $57.9 billion for the full-year 2014. The increase in operating revenues during the fourth quarter and full-year 2015 is primarily the result of membership growth in Aetna's Government business as well as higher Health Care premium yields, partially offset by membership losses in Aetna's group Commercial Insured products. Total revenue was $15.0 billion and $14.8 billion for the fourth quarters of 2015 and 2014, respectively, and $60.3 billion and $58.0 billion for full-year 2015 and 2014, respectively.

•
Operating expenses (1) were $3.1 billion for the fourth quarter of 2015. The operating expense ratio (5) was 20.5 percent and 19.7 percent for the fourth quarters of 2015 and 2014, respectively. For the full-year 2015, operating expenses were $11.4 billion. Aetna's operating expense ratio was 19.0 percent and 18.3 percent for full-year 2015 and 2014, respectively. The increase in the operating expense ratio during the fourth quarter of 2015 is primarily due to higher employee related costs and increased investment spend to support Aetna's growth initiatives that outpaced the increase in operating revenue described above. The increase in the operating expense ratio during the full-year 2015 is primarily due to increased investment spend as discussed above. The total company expense ratio was 21.3 percent and 20.8 percent for the fourth quarters of 2015 and

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2014, respectively, and 19.3 percent and 18.7 percent for the full years of 2015 and 2014, respectively.

•
Pretax operating margin (6) was 6.0 percent for the fourth quarter of 2015 compared with 5.5 percent for the fourth quarter of 2014. For full-year 2015, the pretax operating margin was 8.3 percent compared with 7.6 percent for full-year 2014. The pretax operating margin increased in all periods primarily as a result of higher underwriting margins in Aetna's Government business. The after-tax net income margin was 2.1 percent and 1.6 percent for the fourth quarters of 2015 and 2014, respectively. For full-year 2015 and 2014, the after-tax net income margin was 4.0 percent and 3.5 percent, respectively.

•
Effective tax rate was 45.0 percent for the fourth quarter of 2015 compared with 46.4 percent for the fourth quarter of 2014. The decrease in the effective tax rate during the fourth quarter of 2015 is primarily due to lower estimated state taxes. For the full-year 2015, the effective tax rate was 43.5 percent compared with 41.6 percent for 2014. The increase in the effective tax rate for the full-year 2015 primarily reflects a higher 2015 non-deductible health care reform health insurer fee, partially offset by lower estimated state taxes.

Health Care segment results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings (1) were $492.8 million for the fourth quarter of 2015 compared with $447.6 million for the fourth quarter of 2014. Operating earnings increased primarily as a result of higher underwriting margins in Aetna's Government business and higher fees and other revenue, partially offset by an increase in general and administrative expenses as described in Operating expenses above.

•	Net income (2) was $360.9 million for the fourth quarter of 2015 compared with $373.9 million for the fourth quarter of 2014.

•
Operating revenues (3) were $14.4 billion for the fourth quarter of 2015 compared with $14.1 billion for the fourth quarter of 2014. The increase is due primarily to membership growth in Aetna's Government business as well as higher premium yields in Aetna's Commercial business, partially offset by membership losses in Aetna's group Commercial Insured products. Total revenues were $14.4 billion and $14.1 billion for the fourth quarters of 2015 and 2014, respectively.

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•	Sequentially, fourth-quarter 2015 medical membership remained flat at 23.5 million at December 31, 2015.

•	Medical benefit ratios (MBRs) for the three months and year ended December 31, 2015 and 2014 were as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Commercial	81.3%	82.0%	80.3%	80.2%
Government	82.6%	84.4%	81.4%	84.9%
Total Health Care	81.9%	83.0%	80.8%	82.2%

•
Aetna's fourth-quarter 2015 Commercial MBR improved over the fourth quarter of 2014 primarily as a result of increased favorable development of prior-period health care cost estimates primarily related to Aetna's Individual Commercial business.

•
Aetna's fourth-quarter 2015 Government MBR improved over the fourth quarter of 2014 primarily as a result of actions impacting revenue and medical costs designed to solve for the gap between Medicare premiums and medical costs and other expenses.

•
In the fourth quarter of 2015, Aetna experienced favorable development of prior-period health care cost estimates in its Commercial, Medicaid and Medicare products, primarily attributable to third-quarter 2015 performance.

•
Prior-years' health care costs payable estimates developed favorably by $840.6 million and $580.8 million during 2015 and 2014, respectively. This development is reported on a basis consistent with the prior years' development reported in the health care costs payable table in Aetna's annual audited financial statements and does not directly correspond to an increase in 2015 operating results.

Full-year 2015 operating earnings (1) for Health Care were $2.7 billion, compared with $2.4 billion in 2014. Operating earnings increased primarily as a result of higher underwriting margins in Aetna's Government business, partially offset by an increase in general and administrative expenses. Full-year 2015 net income for Health Care was $2.4 billion compared with $2.2 billion in 2014.

Group Insurance segment results
Group Insurance, which includes group life, disability and long-term care products, reported:

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•	Operating earnings (1) were $21.7 million for the fourth quarter of 2015 compared with $21.3 million for the fourth quarter of 2014.

•
Net income (2) was $17.8 million for the fourth quarter of 2015 compared with $23.2 million for the fourth quarter of 2014, primarily reflecting net realized capital losses during the fourth quarter of 2015.

•
Operating revenues (3) were $618.3 million for the fourth quarter of 2015 compared with $615.6 million for the fourth quarter of 2014. Total revenues were $612.5 million and $618.5 million for the fourth quarters of 2015 and 2014, respectively.

Full-year 2015 operating earnings (1) for Group Insurance were $136.0 million, compared with $171.0 million in 2014. Operating earnings for 2015 decreased compared with 2014, primarily due to lower underwriting margins in Aetna's Long-Term Care and Life products as well as lower net investment income, partially offset by higher underwriting margins in Aetna's Disability products. Full-year 2015 net income (2) for Group Insurance was $135.5 million, compared with $179.6 million in 2014.

Large Case Pensions segment results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•	Operating earnings (1) were $4.3 million for the fourth quarter of 2015 compared with $5.6 million for the fourth quarter of 2014.

•
Net loss (2) was $0.6 million for the fourth quarter of 2015 compared with net income of $6.0 million for the fourth quarter of 2014, primarily reflecting net realized capital losses during the fourth quarter of 2015.

•
Operating revenues (3) were $67.5 million for the fourth quarter of 2015 compared with $87.7 million for the fourth quarter of 2014, primarily reflecting lower net investment income. Total revenues were $59.9 million and $88.3 million for the fourth quarters of 2015 and 2014, respectively.

Full-year 2015 operating earnings (1) for Large Case Pensions were $17.0 million compared with $20.7 million for 2014. Full-year 2015 net income (2) for Large Case Pensions was $8.1 million, compared with $21.7 million in 2014.

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Aetna's conference call to discuss fourth-quarter and full-year 2015 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information website at www.aetna.com/investor. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 1-877-709-8150, or +1-201-689-8354 for international callers. The company suggests participants dial in approximately 10 minutes before the call. No access code is required. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-877-660-6853, or +1-201-612-7415 for international callers. The replay conference ID is 13627765. Telephone replays will be available until 11 p.m. ET on February 15, 2016.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 46.5 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com and learn about how Aetna is helping to build a healthier world. @AetnaNews

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Consolidated Statements of Income

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2015	2014	2015	2014
Revenue:
Health care premiums	$12,906.7	$12,646.0	$51,618.1	$49,562.2
Other premiums	543.2	534.2	2,170.7	2,186.3
Fees and other revenue	1,417.3	1,352.4	5,695.8	5,228.4
Net investment income	222.8	238.8	916.4	945.9
Net realized capital (losses) gains	(41.5)	(.2)	(64.5)	80.4
Total revenue	15,048.5	14,771.2	60,336.5	58,003.2

Benefits and expenses:
Health care costs	10,565.7	10,501.1	41,712.0	40,746.7
Current and future benefits	524.5	539.1	2,120.6	2,165.0
Operating expenses:
Selling expenses	397.5	414.9	1,611.1	1,653.0
General and administrative expenses	2,803.0	2,656.5	10,038.2	9,184.7
Total operating expenses	3,200.5	3,071.4	11,649.3	10,837.7
Interest expense	109.9	81.8	363.6	329.3
Amortization of other acquired intangible assets	63.4	59.8	255.4	243.4
Loss on early extinguishment of long-term debt	—	89.3	—	181.2
Total benefits and expenses	14,464.0	14,342.5	56,100.9	54,503.3

Income before income taxes	584.5	428.7	4,235.6	3,499.9
Income taxes	263.2	198.9	1,841.0	1,454.7
Net income including non-controlling interests	321.3	229.8	2,394.6	2,045.2
Less: Net income (loss) attributable to non-controlling interests	.5	(2.2)	4.4	4.4
Net income attributable to Aetna	$320.8	$232.0	$2,390.2	$2,040.8

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Summary of Results

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2015	2014	2015	2014
Operating earnings (1)	$482.1	$434.0	$2,717.1	$2,404.6
Transaction, integration-related and restructuring
costs, net of tax	(93.3)	(32.3)	(189.8)	(134.2)
Litigation-related proceeds, net of tax	—	—	71.3	—
Loss on early extinguishment of long-term debt, net of tax	—	(58.1)	—	(117.8)
Pension settlement charge, net of tax	—	(72.5)	—	(72.5)
Release of litigation-related reserve, net of tax	—	—	—	67.0
Amortization of other acquired intangible assets, net of tax	(41.2)	(38.8)	(166.0)	(158.2)
Net realized capital (losses) gains, net of tax	(26.8)	(.3)	(42.4)	51.9
Net income (2) (GAAP measure)	$320.8	$232.0	$2,390.2	$2,040.8

Weighted average common shares - basic	349.5	350.7	349.3	355.5

Weighted average common shares - diluted	352.9	354.6	352.6	359.1

Per Common Share
Operating earnings (1)	$1.37	$1.22	$7.71	$6.70
Transaction, integration-related and restructuring
costs, net of tax	(.26)	(.09)	(.54)	(.38)
Litigation-related proceeds, net of tax	—	—	.20	—
Loss on early extinguishment of long-term debt, net of tax	—	(.16)	—	(.33)
Pension settlement charge, net of tax	—	(.21)	—	(.20)
Release of litigation-related reserve, net of tax	—	—	—	.19
Amortization of other acquired intangible assets, net of tax	(.12)	(.11)	(.47)	(.44)
Net realized capital (losses) gains, net of tax	(.08)	—	(.12)	.14
Net income (2) (GAAP measure)	$.91	$.65	$6.78	$5.68

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Segment Information (7)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2015	2014	2015	2014
Health Care:
Operating revenue (3) (excludes net realized capital (losses)
gains and an other item)	$14,404.2	$14,068.1	$57,501.4	$55,044.2
Litigation-related proceeds	—	—	109.6	—
Net realized capital (losses) gains	(28.1)	(3.7)	(50.4)	64.4
Total revenue (GAAP measure)	$14,376.1	$14,064.4	$57,560.6	$55,108.6

Commercial Medical Benefit Ratio:
Premiums	$7,100.0	$7,284.2	$28,708.6	$28,563.2
Health care costs	$5,770.0	$5,975.8	$23,056.5	$22,917.3

Commercial MBR (GAAP measure)	81.3%	82.0%	80.3%	80.2%

Government Medical Benefit Ratio:
Premiums	$5,806.7	$5,361.8	$22,909.5	$20,999.0
Health care costs	$4,795.7	$4,525.3	$18,655.5	$17,829.4

Government MBR (GAAP measure)	82.6%	84.4%	81.4%	84.9%

Total Medical Benefit Ratio:
Premiums	$12,906.7	$12,646.0	$51,618.1	$49,562.2
Health care costs	$10,565.7	$10,501.1	$41,712.0	$40,746.7

Total MBR (GAAP measure)	81.9%	83.0%	80.8%	82.2%

Operating earnings (1)	$492.8	$447.6	$2,711.8	$2,376.5
Transaction, integration-related and restructuring
costs, net of tax	(72.7)	(32.3)	(157.3)	(134.2)
Litigation-related proceeds, net of tax	—	—	71.3	—
Release of litigation-related reserve, net of tax	—	—	—	67.0
Amortization of other acquired intangible assets, net of tax	(41.1)	(38.8)	(165.8)	(157.4)
Net realized capital (losses) gains, net of tax	(18.1)	(2.6)	(33.2)	41.5
Net income (2) (GAAP measure)	$360.9	$373.9	$2,426.8	$2,193.4

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Segment Information continued (7)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2015	2014	2015	2014
Group Insurance:
Operating revenue (3) (excludes net realized capital (losses) gains)	$618.3	$615.6	$2,478.3	$2,475.4
Net realized capital (losses) gains	(5.8)	2.9	(.4)	14.4
Total revenue (GAAP measure)	$612.5	$618.5	$2,477.9	$2,489.8

Operating earnings (1)	$21.7	$21.3	$136.0	$171.0
Amortization of other acquired intangible assets, net of tax	(.1)	—	(.2)	(.8)
Net realized capital (losses) gains, net of tax	(3.8)	1.9	(.3)	9.4
Net income (2) (GAAP measure)	$17.8	$23.2	$135.5	$179.6

Large Case Pensions:
Operating revenue (3) (excludes net realized capital (losses) gains)	$67.5	$87.7	$311.7	$403.2
Net realized capital (losses) gains	(7.6)	.6	(13.7)	1.6
Total revenue (GAAP measure)	$59.9	$88.3	$298.0	$404.8

Operating earnings (1)	$4.3	$5.6	$17.0	$20.7
Net realized capital (losses) gains, net of tax	(4.9)	.4	(8.9)	1.0
Net (loss) income (2) (GAAP measure)	$(.6)	$6.0	$8.1	$21.7

Corporate Financing: (8)
Operating loss (1)	$(36.7)	$(40.5)	$(147.7)	$(163.6)
Transaction-related costs, net of tax	(20.6)	—	(32.5)	—
Loss on early extinguishment of long-term debt, net of tax	—	(58.1)	—	(117.8)
Pension settlement charge, net of tax	—	(72.5)	—	(72.5)
Net loss (2) (GAAP measure)	$(57.3)	$(171.1)	$(180.2)	$(353.9)

Total Company:
Operating revenue (3) (excludes net realized capital (losses) gains
and an other item) (A)	$15,090.0	$14,771.4	$60,291.4	$57,922.8
Litigation-related proceeds	—	—	109.6	—
Net realized capital (losses) gains	(41.5)	(.2)	(64.5)	80.4
Total revenue (GAAP measure) (B)	$15,048.5	$14,771.2	$60,336.5	$58,003.2

Operating expenses (C)	$3,097.6	$2,913.9	$11,426.1	$10,628.4
Transaction, integration-related and restructuring costs	102.9	45.9	223.2	200.7
Pension settlement charge	—	111.6	—	111.6
Release of litigation-related reserve	—	—	—	(103.0)
Total operating expenses (GAAP measure) (D)	$3,200.5	$3,071.4	$11,649.3	$10,837.7

Operating Expense Ratios:
Operating expense ratio (5) (C)/(A)	20.5%	19.7%	19.0%	18.3%
Total company expense ratio (D)/(B) (GAAP measure)	21.3%	20.8%	19.3%	18.7%

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Membership

	December 31,	September 30,	December 31,
(Thousands)	2015	2015	2014
Medical Membership:
Commercial	19,370	19,503	19,822
Medicare Advantage	1,251	1,246	1,140
Medicare Supplement	566	534	462
Medicaid (9)	2,300	2,223	2,124
Total Medical Membership	23,487	23,506	23,548

Consumer-Directed Health Plans (10)	4,029	4,006	3,830

Dually-Eligible for Medicare and Medicaid (9)	27	28	11

Dental Membership:
Total Dental Membership	14,634	14,643	14,529	(a)

Pharmacy Benefit Management Membership:
Commercial	10,237	10,434	10,731
Medicare Prescription Drug Plan (stand-alone)	1,466	1,443	1,572
Medicare Advantage Prescription Drug Plan	863	861	754
Medicaid (9)	2,587	2,568	2,262
Total Pharmacy Benefit Management Services	15,153	15,306	15,319

(a)
Dental ASC membership at December 31, 2014 has been revised to reflect a reduction of approximately 1 million Dental ASC members, as the applicable Medicaid ASC members did not have a Dental ASC product at such date. This revision did not affect Aetna's financial statements.

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Operating Margins

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2015	2014	2015	2014
Reconciliation to Income Before Income Taxes:
Operating earnings (1) before income taxes, excluding
interest expense (A)	$902.2	$817.3	$5,032.7	$4,382.7
Interest expense *	(78.1)	(81.8)	(313.5)	(329.3)
Transaction, integration-related and restructuring costs	(134.7)	(45.9)	(273.3)	(200.7)
Litigation-related proceeds	—	—	109.6	—
Loss on early extinguishment of long-term debt	—	(89.3)	—	(181.2)
Pension settlement charge	—	(111.6)	—	(111.6)
Release of litigation-related reserve	—	—	—	103.0
Amortization of other acquired intangible assets	(63.4)	(59.8)	(255.4)	(243.4)
Net realized capital (losses) gains	(41.5)	(.2)	(64.5)	80.4
Income before income taxes (GAAP measure)	$584.5	$428.7	$4,235.6	$3,499.9

Reconciliation to Net Income:
Operating earnings,(1) excluding interest expense, net of tax	$532.9	$487.1	$2,920.9	$2,618.6
Interest expense, net of tax *	(50.8)	(53.1)	(203.8)	(214.0)
Transaction, integration-related and restructuring
costs, net of tax	(93.3)	(32.3)	(189.8)	(134.2)
Litigation-related proceeds, net of tax	—	—	71.3	—
Loss on early extinguishment of long-term debt, net of tax	—	(58.1)	—	(117.8)
Pension settlement charge, net of tax	—	(72.5)	—	(72.5)
Release of litigation-related reserve, net of tax	—	—	—	67.0
Amortization of other acquired intangible assets, net of tax	(41.2)	(38.8)	(166.0)	(158.2)
Net realized capital (losses) gains, net of tax	(26.8)	(.3)	(42.4)	51.9
Net income (2) (GAAP measure) (B)	$320.8	$232.0	$2,390.2	$2,040.8

Reconciliation of Revenue:
Operating revenue (3) (excludes net realized capital (losses)
gains and an other item) (C)	$15,090.0	$14,771.4	$60,291.4	$57,922.8
Litigation-related proceeds	—	—	109.6	—
Net realized capital (losses) gains	(41.5)	(.2)	(64.5)	80.4
Total revenue (GAAP measure) (D)	$15,048.5	$14,771.2	$60,336.5	$58,003.2

Operating and Net Income Margins:
Pretax operating margin (6) (A)/(C)	6.0%	5.5%	8.3%	7.6%
After-tax net income margin (B)/(D) (GAAP measure)	2.1%	1.6%	4.0%	3.5%

*Interest expense of $50.8 million ($78.1 million pretax) and $203.8 million ($313.5 million pretax), for the three months and year ended December 31, 2015, respectively, each exclude costs associated with the bridge credit agreement and term loan credit agreement executed in connection with the proposed acquisition of Humana Inc. (“Humana”). These costs are included within transaction, integration-related and restructuring costs.

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(1) Operating earnings and operating earnings per share exclude from net income attributable to Aetna and operating expenses and operating revenues exclude, as applicable, amortization of other acquired intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance. Although the excluded items may recur, management believes that operating earnings, operating earnings per share, operating revenues, operating expenses and the operating expense ratio provide a more useful comparison of Aetna's underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and the allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Non-GAAP financial measures Aetna discloses, such as operating earnings, operating earnings per share, operating earnings per share baseline, operating revenues, operating expenses, pretax operating margin and the operating expense ratio, should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

For the periods covered in this press release, the following items are excluded from operating earnings, operating expenses and operating revenues, as applicable, because Aetna believes they neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance:

•
Aetna incurred transaction, integration-related and restructuring costs of $93.3 million ($134.7 million pretax) and $189.8 million ($273.3 million pretax) during the three months and year ended December 31, 2015, respectively. Transaction and integration-related costs relate to the acquisitions of Coventry Health Care, Inc. (“Coventry”), the InterGlobal group (“InterGlobal”) and bswift LLC ("bswift") and the proposed acquisition of Humana. Aetna incurred transaction and integration-related costs of $32.3 million ($45.9 million pretax) and $134.2 million ($200.7 million pretax) during the three months and year ended December 31, 2014, respectively, related to the acquisitions of Coventry, InterGlobal and bswift. Transaction costs include advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in Aetna's GAAP Consolidated Statements of Income in general and administrative expenses, as well as the cost of the bridge credit agreement and the term loan credit agreement executed in connection with the proposed Humana acquisition, which are reflected in Aetna's GAAP Consolidated Statements of Income in interest expense. Restructuring costs primarily consist of severance costs associated with Aetna's expense management and cost control initiatives and are reflected in Aetna's GAAP Consolidated Statements of Income in general and administrative expenses.

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In the year ended December 31, 2015, Aetna received proceeds of $71.3 million ($109.6 million pretax), net of legal costs, in connection with a litigation settlement. These net proceeds were recorded in fees and other revenue in Aetna's GAAP Consolidated Statements of Income.

•
Aetna incurred losses on the early extinguishment of long-term debt of $58.1 million ($89.3 million pretax) and $117.8 million ($181.2 million pretax) during the three months and year ended December 31, 2014, respectively. The loss in the first quarter of 2014 related to the redemption of Aetna's 6.0% senior notes due 2016, and the loss in the fourth quarter of 2014 related to the redemption of Aetna's 6.5% senior notes due 2018.

•
During 2014, Aetna enhanced its tax-qualified noncontributory defined benefit pension plan (the “Aetna Pension Plan”) to allow certain current and former employees to elect a 100% lump-sum distribution. In addition, Aetna also announced a limited-time offer permitting certain former employees with deferred vested balances to elect a 100% lump-sum distribution. The distributions in 2014 were funded from existing Aetna Pension Plan assets, and Aetna recorded a related non-cash settlement charge of $72.5 million ($111.6 million pretax) during 2014 in general and administrative expenses.

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Aetna recorded a charge of $78.0 million ($120.0 million pretax) during the year ended December 31, 2012 related to the settlement of purported class action litigation regarding Aetna's payment practices related to out-of-network health care providers. That charge included the estimated cost of legal fees of plaintiffs' counsel and the costs of administering the settlement. During the year ended December 31, 2014, Aetna exercised its right to terminate the settlement agreement. As a result, Aetna released the reserve established in connection with the settlement agreement, net of amounts due to the settlement administrator, which reduced general and administrative expenses by $67.0 million ($103.0 million pretax) in the year ended December 31, 2014.

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Other acquired intangible assets relate to Aetna's acquisition activities and are amortized over their useful lives. However, this amortization does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

For a reconciliation of these items to financial measures calculated under GAAP, refer to the tables on pages 9 through 11 and 13 of this press release.

Aetna's full year 2015 operating earnings per share baseline is approximately $7.04. This baseline excludes from operating earnings per share the net impact of favorable development of prior years' health care cost estimates and contractual premium reductions of approximately $0.77 per share and the unfavorable impact of accruals related to 2014 for Health Care Reform's reinsurance, risk adjustment and risk corridor programs of approximately $0.10 per share.

(2) Net Income (Loss) refers to net income (loss) attributable to Aetna reported in Aetna's GAAP Consolidated Statements of Income. Unless otherwise indicated, all references in this press release to operating earnings, operating earnings per share, net

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income (loss) and net income per share are based upon net income (loss) attributable to Aetna, which excludes amounts attributable to non-controlling interests.

(3) Operating revenue excludes net realized capital gains and losses and an other item as noted in (1) above. Refer to the tables on pages 10, 11 and 13 of this press release for a reconciliation of operating revenue to total revenue calculated under GAAP.

(4) Projected 2016 operating earnings per share exclude from net income estimated after-tax amortization of other acquired intangible assets of approximately $160 million ($247 million pretax), projected integration-related costs related to the Coventry and bswift acquisitions and the proposed Humana acquisition, projected transaction-related costs related to the proposed Humana acquisition, any future net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance. After-tax amortization of other acquired intangible assets relates to Aetna's acquisition activities, including Coventry, InterGlobal and bswift. Aetna is not able to project the amount of future net realized capital gains and losses or any such other items (other than estimated after-tax amortization of other acquired intangible assets and projected transaction and integration-related costs related to the Coventry and bswift acquisitions and the proposed Humana acquisition) and therefore cannot reconcile projected operating earnings per share to projected net income per share in any period. Projected full-year 2016 operating earnings per share reflect a range of 354 million to 355 million weighted average diluted shares. The projected information in this press release does not include or reflect any benefit or impact from or any transaction or other costs associated with Aetna's proposed acquisition of Humana.

(5) The operating expense ratio excludes net realized capital gains and losses and other items, if any, that are excluded from operating revenues or operating expenses, as noted in (1) above. For a reconciliation of this metric to the comparable GAAP measure refer to page 11 of this press release.

(6) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense and income taxes. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(7) Operating revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

(8) Aetna's Corporate Financing segment is not a business segment. It is added to Aetna's business segments to reconcile segment reporting to Aetna's consolidated results. The net loss of the Corporate Financing segment includes interest expense on Aetna's outstanding debt and the financing components of Aetna's pension and other postretirement employee benefit plan expenses (benefits). As described in (1) above, the operating earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance.

(9) Medicaid membership includes members who are dually-eligible for both Medicare and Medicaid.

(10) Represents members in consumer-directed health plans included in Commercial medical membership.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology.  These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Aetna’s and Humana’s control.

Statements in this press release regarding Aetna that are forward-looking, including Aetna’s projections as to operating earnings per share, the closing date of the proposed Humana acquisition, amortization of other acquired intangible assets and weighted average diluted shares are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Aetna’s and Humana’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the timing to consummate the proposed Humana acquisition; the risk that a condition to closing of the proposed Humana acquisition may not be satisfied; the risk that a regulatory approval that may be required for the proposed Humana acquisition is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the outcome of various litigation matters related to the proposed Humana acquisition; Aetna’s ability to achieve the synergies and value creation projected to be realized following the completion of the proposed Humana acquisition; Aetna’s ability to promptly and effectively integrate Humana’s businesses; the diversion of management time on acquisition-related issues; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu or otherwise; changes in membership mix to higher cost or lower-premium products or membership adverse selection; medical cost increases resulting from unfavorable changes in contracting or re-contracting with providers (including as a result of provider consolidation and/or integration); and increased pharmacy costs (including in Aetna’s and/or Humana’s health insurance exchange products)); the profitability of

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Aetna’s and Humana’s public health insurance exchange products, where membership (particularly members who join outside of the annual enrollment period) may have more adverse health status and/or higher medical benefit utilization than Aetna and/or Humana projected; uncertainty related to Aetna’s and Humana’s accruals for health care reform’s reinsurance, risk adjustment and risk corridor programs (“3R’s”); the implementation of health care reform legislation, including collection of health care reform fees, assessments and taxes through increased premiums; adverse legislative, regulatory and/or judicial changes to or interpretations of existing health care reform legislation and/or regulations (including those relating to minimum medical loss ratio (“MLR”) rebates); the implementation of health insurance exchanges; Aetna’s and Humana’s ability to offset Medicare Advantage and PDP rate pressures; and changes in Aetna’s and Humana’s future cash requirements, capital requirements, results of operations, financial condition and/or cash flows.  Health care reform will continue to significantly impact Aetna’s business operations and financial results, including Aetna’s pricing and medical benefit ratios.  Key components of the legislation will continue to be phased in through 2020, and Aetna will be required to dedicate material resources and incur material expenses during 2016 to implement health care reform.  Significant parts of the legislation, including aspects of public health insurance exchanges, nondiscrimination requirements, reinsurance, risk corridor and risk adjustment continue to evolve through the promulgation of regulations and guidance at the federal level.  In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform, and pending litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform.  As a result, many of the impacts of health care reform will not be known for the next several years.  Other important risk factors include: adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect Aetna’s and/or Humana’s business model, restrict funding for or amend various aspects of health care reform, limit Aetna’s and/or Humana’s ability to price for the risk it assumes and/or reflect reasonable costs or profits in its pricing, such as mandated minimum medical benefit ratios, or eliminate or reduce ERISA pre-emption of state laws (increasing Aetna’s and/or Humana’s potential litigation exposure)); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); reputational or financial issues arising from Aetna’s and/or Humana’s social media activities, data security breaches, other cybersecurity risks or other causes; Aetna’s ability to diversify Aetna’s sources of revenue and earnings (including by developing, operating and expanding Aetna's consumer business and expanding Aetna’s foreign operations), transform Aetna’s business model, develop new products and optimize Aetna’s business platforms; the success of Aetna’s Healthagen® (including Accountable Care Solutions and health information technology) initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to Aetna and/or Humana; failure to adequately implement health care reform; the outcome of various litigation and regulatory matters, including audits, challenges to Aetna’s and/or Humana’s minimum MLR rebate methodology and/or reports, guaranty fund assessments, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of Aetna’s and/or Humana’s payment practices with respect to out-of-network providers, other providers and/or life insurance policies; Aetna’s ability to integrate, simplify, and enhance Aetna’s existing products, processes and information technology systems and platforms to keep pace with changing customer and regulatory needs; Aetna’s ability to successfully integrate Aetna’s businesses (including Humana, Coventry, bswift LLC and other businesses Aetna may acquire in the future) and implement multiple strategic and operational initiatives simultaneously; Aetna’s and/or Humana’s ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services’ star rating bonus payments; Aetna’s ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; failure by a service provider to meet its obligations to Aetna or Humana; Aetna’s and Humana’s ability to develop and maintain relationships (including collaborative risk-sharing agreements) with providers while taking actions to reduce medical costs and/or expand the services each company offers; Aetna’s ability to demonstrate that Aetna’s products and processes lead to access to quality affordable care by Aetna’s members; Aetna’s and/or Humana’s ability to maintain their relationships with third-party brokers, consultants and agents who sell their products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; a downgrade in Aetna’s financial ratings; and adverse impacts from any failure to raise the U.S. Federal government’s debt ceiling or any sustained U.S. Federal government shut down.  For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2014 Annual Report on Form 10-K (“Aetna’s 2014 Annual Report”) and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 (“Aetna's September 2015 Quarterly Report”), each on file with the Securities and Exchange Commission ("SEC"). For more discussion of important risk factors that may materially affect Humana, please see the risk factors contained in Humana’s 2014 Annual Report on Form 10-K (“Humana’s 2014 Annual Report”), Humana’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 (“Humana’s September 2015 Quarterly Report”) and Humana’s Current Reports on Form 8-K filed or furnished during 2015, each on file with the SEC. You should also read Aetna’s 2014 Annual Report and Aetna’s September 2015 Quarterly Report, each on file with the SEC, and Aetna’s 2015 Annual Report on Form 10-K, when filed with the SEC, for a discussion of Aetna’s historical results of operations and financial condition. You should also read Humana’s 2014 Annual Report and Humana’s September 2015 Quarterly Report for a discussion of Humana’s historical results of operations and financial condition.

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No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of Aetna or Humana.  Aetna does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.